EXHIBIT 99.1

Longs Drug Stores Corporation Reports

Results for Fourth Quarter and Fiscal Year 2007

WALNUT CREEK, California (February 28, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income for the fourth quarter ended January 25, 2007 of $26.9 million, or $0.71 per diluted share, including a $3.8 million after-tax charge for the asset impairment related to the Company’s planned disposition of 31 stores. Last year, Longs reported net income for the fourth quarter of $35.4 million, or $0.93 per diluted share, including a $6.6 million after-tax net gain on the sale of its Lathrop distribution facility.

Net income for the 52 weeks ended January 25, 2007, was $74.5 million, or $1.95 per diluted share, including the charge for the asset impairment. For the year ended January 26, 2006, Longs reported net income of $73.9 million, or $1.93 per diluted share, including the net gain on the sale of its Lathrop distribution facility.

Chairman, President and Chief Executive Officer Warren F. Bryant said, “We executed several complex initiatives this past year and we are pleased with the results we have achieved. We have leveraged our investments in RxAmerica and achieved significant financial growth in this business. Within the past year, we also successfully opened a new retail distribution center and accelerated our store expansion while managing through the negative impact that lower Medicare reimbursements has had on our retail drug store profitability.

“During the past four years, we have doubled our net income while building a strong foundation for continued growth in an increasingly changing environment,” Bryant said.

“We plan to make continued progress on our initiatives during Fiscal 2008 while we align our store base with our longer term goals for continued profitable growth. We plan to open or relocate 25 to 30 stores, remodel 40 stores and close the 31 stores announced today,” Bryant said.

Longs Drug Stores repurchased approximately 984,000 shares of its common stock during Fiscal 2007 at an average price of $44.83 per share and a total investment of $44.1 million. Approximately $76 million remains under current Board authorization for stock repurchases.

Fourth Quarter

Net Income

Net income for the fourth quarter ended January 25, 2007, was $26.9 million, or $0.71 per diluted share, including a $3.8 million after-tax charge for asset impairment related to the planned disposition of 31 stores. Last year, Longs reported net income for the fourth quarter of $35.4 million, or $0.93 per diluted share, including a $6.6 million after-tax net gain on the sale of its Lathrop distribution facility.

Asset Impairment Charge

Approximately $6.3 million of the $7.9 million reported for the provision for store closures and asset impairments in the fourth quarter was the charge for the asset impairment related to the Company’s planned disposition of 31 stores during the fiscal year ending January 31, 2008. Additional costs associated with closing the 31 stores will be recorded as incurred. More information is available under “Management Outlook” that begins on page 5.

Beginning in the first quarter of Fiscal 2008, the 23 stores located in Colorado, Oregon and Washington will be classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” An additional table is attached to this news release that provides Fiscal 2007 quarterly results under the discontinued operations presentation.

Eight of the 31 stores are located in California and will continue to be classified as continuing operations in Fiscal 2008.

Revenues

Total revenues of $1.34 billion for the 13 weeks ended January 25, 2007, were 8.0 percent higher than the $1.24 billion reported in the comparable period last year. Retail drug store sales increased 3.9 percent and same-store sales increased 2.1 percent, with pharmacy same-store sales increasing 3.7 percent and front-end same-store sales increasing 0.8 percent compared with last year. Pharmacy sales were 48.3 percent of retail drug store sales during the period, compared with 47.1 percent a year ago.

Pharmacy benefit services generated revenues during the fourth quarter of $76.6 million compared with the $25.4 million reported last year. Approximately $64.3 million was generated by the prescription drug plans compared with $16.2 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the fourth quarter ended January 25, 2007 was $319.1 million, or 25.2 percent of retail drug store sales, compared with a gross profit of $313.3 million, or 25.8 percent of retail drug store sales, last year. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit, an increased LIFO charge and changes in the sales mix.

The LIFO charge for the fourth quarter ended January 25, 2007 was $4.5 million compared with $300,000 in the fourth quarter last year.

Prescription Drug Plan Gross Profit

During the 13 weeks ended January 25, 2007, the Company incurred benefit costs for its prescription drug plans of $48.1 million, resulting in gross profit of $16.2 million, or 25.2 percent of prescription drug plan revenues. During the 13 weeks ended January 26, 2006, the Company operated prescription drug plans only four weeks and incurred benefit costs of $12.2 million, resulting in a gross profit for the quarter of $4.0 million, or 24.5 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Operating and administrative expenses for the fourth quarter ended January 25, 2007 were $275.3 million, or 20.5 percent of revenues, including $0.9 million in stock option expense. Last year, Longs incurred operating and administrative expenses of $255.8 million, or 20.6 percent of revenues. Due to increased revenues, the operating and administrative expense rate declined this year compared with last year despite higher expenses related primarily to the addition of prescription drug plans, store expansion, and stock option expense.

Operating Income

Operating income for the fourth quarter ended January 25, 2007 was $43.5 million or 3.2 percent of revenues, including a $6.3 million charge for asset impairment related to the planned disposition of 31 stores. The Company reported consolidated operating income for the fourth quarter ended January 26, 2006 of $59.0 million or 4.8 percent of revenues, including the $11.0 million gain on the sale of the Lathrop distribution facility.

Fiscal Year

Net Income

Net income for the 52 weeks ended January 25, 2007, was $74.5 million, or $1.95 per diluted share, including a $3.8 million after-tax charge for asset impairment related to the planned disposition of 31 stores. For the year ended January 26, 2006, Longs reported net income of $73.9 million, or $1.93 per diluted share, including a $6.6 million after-tax net gain on the sale of its Lathrop distribution facility.

Revenues

Total revenues of $5.10 billion for the 52 weeks ended January 25, 2007 represents a 9.1 percent increase over revenues of $4.67 billion reported for the comparable period last year. Retail drug store sales increased 3.5 percent and same-store sales increased 2.0 percent, with pharmacy same-store sales increasing 5.1 percent and front-end same-store sales decreasing 0.9 percent compared with last year. Pharmacy sales were 50.4 percent of retail drug store sales in Fiscal 2007 compared with 48.6 percent a year ago.

Pharmacy benefit services generated revenues during the 52 weeks ended January 25, 2007 of $320.4 million compared with the $53.5 million last year. Approximately $280.7 million was generated by the prescription drug plans compared with $16.2 million last year.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 52 weeks ended January 25, 2007 was $1.20 billion, or 25.0 percent of retail drug store sales, compared with a gross profit of $1.19 billion, or 25.7 percent of retail drug store sales, last year. The decline in gross profit as a percent of sales was primarily due to the negative impact of the new Medicare drug benefit, an increased LIFO charge and changes in the sales mix. Year-to-date, Medicare and Medicaid represented approximately 20 percent of Longs Drugs retail pharmacy sales. The retail drug store gross profit for the 52 weeks ended January 25, 2007 also included $1.0 million in transition costs for the new Patterson distribution facility

The LIFO charge for the 52 weeks ended January 25, 2007 was $12.8 million compared with $4.8 million in the same period last year.

Prescription Drug Plan Gross Profit

During the 52 weeks ended January 25, 2007, the Company incurred benefit costs for its prescription drug plans of $229.2 million, resulting in gross profit of $51.5 million, or 18.4 percent of prescription drug plan revenues. For the 52 weeks ended January 26, 2006, the Company operated prescription drug plans for four weeks in January and incurred benefit costs of $12.2 million, resulting in a gross profit of $4.0 million, or 24.5 percent of prescription drug plan revenues for the full year.

Operating and Administrative Expenses

Operating and administrative expenses for the 52 weeks ended January 25, 2007 were $1.07 billion, or 21.0 percent of revenues, including $4.6 million in stock option expense and $3.7 million in transition costs for the new Patterson distribution facility. Last year, Longs reported operating and administrative expenses of $1.03 billion, or 22.0 percent of revenues. Due to increased revenues, the operating and administrative expense rate declined this year compared with last year despite higher expenses related primarily to the addition of prescription drug plans, store expansion, increased self distribution and stock option expense.

Operating Income

Operating income for the 52 weeks ended January 25, 2007 was $123.3 million, or 2.4 percent of revenues, including a $6.3 million charge for asset impairment related to the planned disposition of 31 stores, $4.7 million in transition costs for the new Patterson distribution facility and $4.6 million in stock option expense. This compared with operating income for the 52 weeks ended January 26, 2006 of $126.2 million, or 2.7 percent of revenues, including an $11.0 million gain on the sale of the Lathrop distribution facility.

Management Outlook

Beginning in the first quarter of Fiscal 2008, the net charges and results of operations associated with the 23 stores the Company plans to close in Colorado, Oregon and Washington will be classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company is estimating net losses in discontinued operations related to the disposition of these 23 stores to total approximately $2.0 million to $4.0 million pre-tax, $1.2 million to $2.4 million after-tax, or $0.03 to $0.07 per diluted share. The net losses primarily include lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period that should occur in the first half of the year, which will be partially offset by the cash gains on the sale of property and prescription files that could occur much later. The offsetting cash gains will be recorded in discontinued operations upon completion of those open market sales transactions. Management is unable to predict the timing of those sales transactions and expects variability from quarter to quarter before realizing the estimated net loss of $0.03 to $0.07 per diluted share. More information is available in the 8-K filed today with the Securities and Exchange Commission (SEC). Historical results of operations for these 23 stores will be reclassified and presented as discontinued operations in the Company’s comparative historical financial statements for periods prior to the Company’s exit from these markets. An additional table is attached to this news release that provides Fiscal 2007 quarterly results under the discontinued operations presentation.

The Company is estimating net charges in continuing operations related to the disposition of eight stores in California of approximately $14.0 million to $18.0 million pre-tax, $8.4 million to $10.8 million after-tax, or $0.22 to $0.28 per diluted share during the first quarter ending April 26, 2007. The charges primarily include lease-related costs net of estimated sublease rental income and severance payments.

For the 53 weeks ending January 31, 2008, Longs is estimating that total revenues from continuing operations will increase 5 to 7 percent and total retail drug store sales will increase 5 to 7 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income from continuing operations of $2.40 to $2.50 per diluted share in Fiscal 2008, excluding the estimated net charges related to the disposition of eight California stores of approximately $0.25 per diluted share. Including the estimated net charges, management’s outlook for net income from continuing operations for Fiscal 2008 is $2.15 to $2.25 per diluted share. The Company reported Fiscal 2007 net income of $1.95 per diluted share, including an after-tax charge of $3.8 million, or $0.10 per diluted share, for the asset impairment related to the planned disposition of 31 stores and $2.8 million after-tax, or $0.07 per diluted share, for the transition costs related to the new Patterson distribution center.

For the first quarter ending April 26, 2007, Longs is estimating that total revenues from continuing operations will increase 6 to 8 percent and total retail drug store sales will increase 4 to 6 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with the first quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income from continuing operations in the range of $0.47 to $0.52 per diluted share, excluding the estimated net charges related to the disposition of eight California stores of approximately $0.25 per diluted share. Including the estimated net charges, management’s outlook for net income from continuing operations for the first quarter is $0.22 to $0.27 per diluted share. The Company reported net income of $0.41 per diluted share for the first quarter ended April 27, 2006.

For Fiscal 2008, Longs Drugs plans to open or relocate approximately 25 to 30 stores, remodel up to 40 stores and close the 31 stores announced today. The Company is estimating capital expenditures for Fiscal 2008 to be in the range of $150 million to $200 million.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its fourth quarter and fiscal year performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor relations. A replay of the conference call will be available approximately two hours after the call and available through Tuesday, March 6, 2007 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 402111 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for the first quarter and full fiscal year (including revenues, same-store sales and net income), capital expenditures, goals for self-distribution, opening, relocating and remodeling of stores, profits from prescription drug plans and leveraging of investments in RxAmerica, expenses relating to closure of stores, timing of these expenses, potential gains from sale of real estate and other assets, and are indicated by such words as "will", "expects", "estimates", "goals", "plans" or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to the Patterson distribution facility and greater self-distribution, opening, remodeling and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve greater visibility into its inventories and gross profits on a short and long term basis, additional expenses that may be incurred in connection with closing stores, the timing of selling stores and/or liquidating assets and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. In particular, actual charges and expenses relating to the store closures and the timing of these estimates may differ from our estimates as plans and activities are finalized. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 52 weeks ended
	January 25, 2007	January 26, 2006	January 25, 2007	January 26, 2006
	Thousands Except Per Share Amounts		Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,264,301	$1,216,598	$4,776,696	$4,616,846
Pharmacy benefit services revenues	76,598	25,422	320,356	53,457

Total revenues	1,340,899	1,242,020	5,097,052	4,670,303
Costs and expenses:
Cost of retail drug store sales	945,185	903,290	3,580,301	3,430,967
Prescription drug plan benefit costs	48,124	12,232	229,179	12,232
Operating and administrative expenses	275,278	255,775	1,070,389	1,026,054
Depreciation and amortization	21,432	20,367	86,465	83,539
Provision for store closures and asset impairments	7,916	2,397	8,363	2,397
Gain on sale of distribution center	—	(11,049)	—	(11,049)
Legal settlements and other disputes, net	(500)	—	(930)	—

Operating income	43,464	59,008	123,285	126,163
Interest expense	3,338	2,331	9,118	9,151
Interest income	(417)	(496)	(2,272)	(1,294)

Income before income taxes	40,543	57,173	116,439	118,306
Income taxes	13,603	21,754	41,978	44,419

Net income	$26,940	$35,419	$74,461	$73,887

Earnings per common share:
Basic	$0.73	$0.95	$2.00	$1.98
Diluted	0.71	0.93	1.95	1.93
Dividends per common share	$0.14	$0.14	$0.56	$0.56
Weighted average number of shares outstanding:
Basic	37,007	37,274	37,201	37,332
Diluted	37,947	38,279	38,181	38,280
Financial Highlights
Pharmacy benefit services revenues (thousands):
Pharmacy benefit management revenues	$12,261	$9,221	$39,637	$37,256
Prescription drug plan revenues	64,337	16,201	280,719	16,201

Total	76,598	25,422	320,356	53,457
Gross profit:
Retail drug store gross profit margin	25.2%	25.8%	25.0%	25.7%
Prescription drug plan gross profit margin	25.2%	24.5%	18.4%	24.5%
Operating income as a % of revenues:
Retail drug store segment	2.4%	4.8%	1.8%	2.5%
Pharmacy benefit services segment	17.5%	3.7%	12.2%	15.9%
Number of stores, beginning of period	501	476	476	472
Stores opened	9	—	16	5
Stores acquired (Network Pharmaceuticals)	—	—	21	—
Stores closed	(1)	—	(4)	(1)

Number of stores, end of period	509	476	509	476

Store relocations	6	—	7	—

Condensed Consolidated Balance Sheets (unaudited)

	January 25, 2007	January 26, 2006
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$27,596	$74,662
Accounts receivable, net	282,728	183,213
Merchandise inventories, net	491,295	462,030
Deferred income taxes	60,153	42,258
Prepaid expenses and other current assets	22,017	21,204

Total current assets	883,789	783,367

Property:
Land	116,171	111,097
Buildings and leasehold improvements	668,800	578,158
Equipment and fixtures	621,068	601,247

Total	1,406,039	1,290,502
Less accumulated depreciation	705,856	674,517

Property, net	700,183	615,985

Goodwill	84,450	82,085
Intangible assets, net	14,904	6,060
Other non-current assets	4,342	7,832

Total	$1,687,668	$1,495,329

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$230,754	$234,158
Pharmacy benefits payable	148,595	56,569
Accrued employee compensation and benefits	131,088	138,202
Taxes payable	59,715	58,493
Other accrued expenses	73,682	59,161
Current maturities of debt	6,727	45,870

Total current liabilities	650,561	592,453

Long-term debt	118,091	59,818
Deferred income taxes and other long-term liabilities	103,459	80,469
Commitments and Contingencies
Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,406,000 and 37,216,000 shares outstanding	18,703	18,608
Additional capital	250,113	213,374
Retained earnings	546,741	530,607

Total stockholders’ equity	815,557	762,589

Total	$1,687,668	$1,495,329

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 52 weeks ended
	January 25, 2007	January 26, 2006
	Thousands
Operating Activities:
Net income	$74,461	$73,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,465	83,539
Provision for store closures and asset impairments	8,363	2,397
Deferred income taxes and other	(13,343)	9,474
Stock awards and options, net	15,469	13,714
Common stock contribution to benefit plan	10,669	8,104
Gain on sale of distribution center	—	(11,049)
Changes in assets and liabilities:
Accounts receivable	(64,082)	(24,868)
Merchandise inventories	(26,414)	(28,750)
Other assets	(2,681)	2,658
Current liabilities and other	94,061	73,195

Net cash provided by operating activities	182,968	202,301

Investing Activities:
Capital expenditures	(149,734)	(105,492)
Acquisitions	(17,953)	—
Proceeds from property dispositions	1,685	27,794

Net cash used in investing activities	(166,002)	(77,698)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	65,000	(40,000)
Repayments of private placement borrowings	(45,870)	(8,870)
Repurchase of common stock	(44,134)	(55,129)
Proceeds from exercise of stock options	13,117	20,986
Dividend payments	(20,953)	(20,818)
Medicare Part D subsidy disbursements, net	(35,433)	—
Excess tax benefits related to stock awards and options	4,241	—

Net cash used in financing activities	(64,032)	(103,831)

Decrease in cash and cash equivalents	(47,066)	20,772
Cash and cash equivalents at beginning of year	74,662	53,890

Cash and cash equivalents at end of period	$27,596	$74,662

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$9,435	$9,210
Cash paid for income taxes	58,471	21,441

LONGS DRUG STORES CORPORATION

STATEMENTS OF CONSOLIDATED INCOME

DISCONTINUED OPERATIONS PRESENTATION

(UNAUDITED)

	13 Weeks Ended April 27, 2006			13 Weeks Ended July 27, 2006			13 Weeks Ended October 26, 2006			13 Weeks Ended January 25, 2007			52 Weeks Ended January 25, 2007
	Previously Reported	Discontinued Operations Re- classification	Re- classified	Previously Reported	Discontinued Operations Re- classification	Re- classified	Previously Reported	Discontinued Operations Re- classification	Re- classified	As Reported	Discontinued Operations Reclassification	Re- classified	As Reported	Discontinued Operations Re- classification	Re- classified
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,165,961	$(30,984)	$1,134,977	$1,192,617	$(30,747)	$1,161,870	$1,153,817	$(29,942)	$1,123,875	$1,264,301	$(32,083)	$1,232,218	$4,776,696	$(123,756)	$4,652,940
Pharmacy benefit services revenues	93,400	—	93,400	75,343	—	75,343	75,015	—	75,015	76,598	—	76,598	320,356	—	320,356

Total revenues	1,259,361	(30,984)	1,228,377	1,267,960	(30,747)	1,237,213	1,228,832	(29,942)	1,198,890	1,340,899	(32,083)	1,308,816	5,097,052	(123,756)	4,973,296
Costs and expenses:
Cost of retail drug store sales	875,955	(24,031)	851,924	892,134	(23,673)	868,461	867,027	(23,250)	843,777	945,185	(24,730)	920,455	3,580,301	(95,684)	3,484,617
Prescription drug plan benefit costs	77,278	—	77,278	58,744	—	58,744	45,033	—	45,033	48,124	—	48,124	229,179	—	229,179
Operating and administrative expenses	258,607	(7,460)	251,147	265,159	(7,224)	257,935	271,345	(7,369)	263,976	275,278	(7,236)	268,042	1,070,389	(29,289)	1,041,100
Depreciation and amortization	21,279	(405)	20,874	22,445	(390)	22,055	21,309	(380)	20,929	21,432	(371)	21,061	86,465	(1,546)	84,919
Legal settlements and other disputes, net	—	—	—	(430)	—	(430)	—	—	—	(500)	—	(500)	(930)	—	(930)
Provision for store closures and asset impairments							447	—	447	7,916	(5,585)	2,331	8,363	(5,585)	2,778

Operating income	26,242	912	27,154	29,908	540	30,448	23,671	1,057	24,728	43,464	5,839	49,303	123,285	8,348	131,633
Interest expense	1,362	—	1,362	1,480	—	1,480	2,938	—	2,938	3,338	—	3,338	9,118	—	9,118
Interest income	(911)	—	(911)	(726)	—	(726)	(218)	—	(218)	(417)	—	(417)	(2,272)	—	(2,272)

Income from continuing operations before income taxes	25,791	912	26,703	29,154	540	29,694	20,951	1,057	22,008	40,543	5,839	46,382	116,439	8,348	124,787
Income taxes	10,007	367	10,374	10,122	217	10,339	8,246	425	8,671	13,603	2,347	15,950	41,978	3,356	45,334

Income from continuing operations	15,784	545	16,329	19,032	323	19,355	12,705	632	13,337	26,940	3.492	30,432	74,461	4,992	79,453
Loss from discontinued operations, net of tax	—	(545)	(545)	—	(323)	(323)	—	(632)	(632)	—	(3,492)	(3,492)	—	(4,992)	(4,992)

Net income	$15,784	$—	$15,784	$19,032	$—	$19,032	$12,705	$—	$12,705	$26,940	$—	$26,940	$74,461	$—	$74,461

Earnings per share:
Income from continuing operations
Basic	$0.42	$0.02	$0.44	$0.51	$0.01	$0.52	$0.34	$0.02	$0.36	$0.73	$0.09	$0.82	$2.00	$0.14	$2.14
Diluted	0.41	0.02	0.43	0.50	0.01	0.51	0.33	0.02	0.35	0.71	0.09	0.80	1.95	0.13	2.08
Net income
Basic	0.42		0.42	0.51		0.51	0.34		0.34	0.73		0.73	2.00		2.00
Diluted	0.41		0.41	0.50		0.50	0.33		0.33	0.71		0.71	1.95		1.95

Note:	The 8 California stores, which will continue to be reported in continuing operations, generated losses of $0.02 per diluted share in each of the 13 week periods presented and $0.08 per diluted share in the 52 weeks ended January 25, 2007, excluding the asset impairment charge recorded during the fourth quarter related to the planned disposition of those stores.